CERTIFIED RESOLUTIONS


     The undersigned hereby certifies that he is the duly elected Secretary of Wells Family of Real Estate Funds (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on August 11, 2009:

             RESOLVED, that the Trust shall be named as an insured under a fidelity bond (the "Fidelity Bond") having aggregate coverage of $1,000,000 issued by Federal Insurance Company against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, containing such provisions as may be required by the rules promulgated under the Investment Company Act of 1940 (the "1940 Act"); and

             FURTHER RESOLVED, that the form and amount of Fidelity Bond coverage, the payment by the Trust of the premium related thereto and the allocation of the premium proposed by management are hereby approved by the Board, including a majority of the Independent Trustees, after consideration of all factors deemed relevant by the Board, including, but not limited to, the amount of the coverage, the existing and projected value of the assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets, and the nature of the securities in the Trust's portfolios; and

             FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized to increase the amount of the Fidelity Bond coverage from time to time to enable the Trust to remain in compliance with the 1940 Act and the rules thereunder; and

             FURTHER RESOLVED, that the Secretary of the Trust or his delegate shall be responsible for making necessary filings and giving the notices with respect to such Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

             FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the forgoing resolutions.


Witness my hand this 21st day of September, 2009.


                                                       /s/ John F. Splain
                                                     --------------------------
                                                     John F. Splain, Secretary